As filed with the Securities and Exchange Commission on June 15, 2004

Registration No. 333-113534

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	6021	25-1428528
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Old Courthouse Square

22 North Sixth Street

Indiana, PA 15701

(724) 349-7220

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMENDED AND RESTATED GA FINANCIAL, INC. 1996 STOCK-BASED INCENTIVE PLAN

(Full Title of the Plan)

David R. Tomb, Jr., Esq.

Secretary and Treasurer

First Commonwealth Financial Corporation

22 North Sixth Street

Indiana, Pennsylvania 15701

(724) 349-7220

(Name, address, including zip code and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $1.00 par value	611,962	$12.89 (2)	$7,888,190	$1,000 (3)

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the GA Financial, Inc. 1996 Stock-Based Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, $1.00 par value per share (“Common Stock”), of the Registrant.

(2)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices per share of the Registrant’s Common Stock on June 10, 2004, as reported on the New York Stock Exchange.

(3)	This Post-Effective Amendment covers shares of Common Stock originally registered on the Registration Statement on Form S-4 (No. 333-113534) to which this is an amendment. The registration fees in respect of such Common Stock were paid at the time of the original filing of the Registration Statement on Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of this Form is included in documents sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by First Commonwealth Financial Corporation (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c) the description of the Registrant’s common stock set forth in the Registration Statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

The validity of the shares of common stock offered pursuant to the Plans will be passed upon by Tomb & Tomb, Indiana, Pennsylvania. David R. Tomb, Jr., Esq. is Senior Vice President, Secretary and Treasurer of the Registrant and beneficially owns, or has rights to

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acquire under our employee benefit plans, an aggregate of approximately 1.2% of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Indemnification under the Registrant’s Bylaws. The Registrant’s Bylaws require the Registrant to indemnify its directors and officers against expenses and liabilities to the fullest extent permitted by law. Any director or officer who is made, or threatened to be made, a party to any claim, action, suit or proceeding by reason of such person being or having been a director or officer of the Registrant or a subsidiary of the Registrant, or by reason of the fact that such person is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or other representative of another corporation or entity, will be entitled to indemnification. The Bylaws further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Bylaws, any agreement, charter provision, vote of shareholders or directors, or otherwise.

Indemnification under the PBCL. The Pennsylvania Business Corporation Law (“PBCL”) authorizes indemnification of a director or officer against expenses and liabilities if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification may be made only upon a determination that indemnification of the director or officer is proper under the circumstances because the director or officer has met this standard of care. The determination may be made:

(1) by the board of directors of the Registrant by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

(2) if such a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the Registrant’s shareholders.

Notwithstanding the above, to the extent that a director or officer has been successful on the merits or otherwise in defense of any action or proceeding, or in defense of any claim, issue or matter in any such action or proceeding, such person is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by in connection with the action or proceeding.

Limitation of Liability under the Registrant’s Bylaws. The Registrant’s Bylaws provide that no director or officer of the Registrant will be liable by reason of having been a director or officer of the Registrant if the person performs his or her duties in good faith and in a manner reasonably believed to be in the best interests of the Registrant. This standard will be satisfied if the person acted without self-dealing, willful misconduct or recklessness.

Directors’ and Officers’ Liability Insurance. The Registrant maintains directors’ and officers’ liability insurance with a $25 million limit per year. The Registrant pays annual premiums and expenses relating to the policy of approximately $192,000 per year.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index and Exhibits at the end of this Registration Statement.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new

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registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Borough of Indiana, Commonwealth of Pennsylvania, on June 15, 2004.

First Commonwealth Financial Corporation

By:	/s/ JOSEPH E. O’DELL
Name:	Joseph E. O’Dell
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Joseph E. O’Dell	President and Chief Executive Officer / Director

* John J. Dolan	Executive Vice President and Chief Financial Officer

* E. James Trimarchi	Chairman of the Board

David S. Dahlmann	Director

* James W. Newill	Director

John A. Robertshaw, Jr.	Director

* Laurie Stern Singer	Director

* Alan R. Fairman	Director

* Ray T. Charley	Director

Signature	Capacity	Date

* Edward T. Cote	Director

* Johnston A. Glass	Director

Robert J. Ventura	Director

Dale P. Latimer	Director

/s/ DAVID R. TOMB, JR. David R. Tomb, Jr.	Director	June 15, 2004

*By:	/s/ DAVID R. TOMB, JR.	June 15, 2004
David R. Tomb, Jr., Attorney-in-fact

EXHIBITS

Exhibit No.	Description

5.1	Opinion of Tomb & Tomb regarding the validity of the securities

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Tomb & Tomb (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-113534) filed on March 10, 2004)

99.1	Amended and Restated GA Financial, Inc. 1996 Stock-Based Incentive Plan (incorporated herein by reference to Appendix A to the definitive proxy statement of GA Financial, Inc. for the 1999 Annual Meeting of Shareholders of GA Financial, Inc. filed on March 26, 1999)